Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 28 th day of July, 2005, by PECO II Global Services, Inc., a Delaware corporation (the “Employer”), John G. Heindel, an individual and resident of the State of New Jersey (the “Employee”), and PECO II, Inc., an Ohio corporation and parent company of the Employer (“PECO”).

1.	Definitions

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Affiliate(s)” – any Person, directly or indirectly controlled by, or under common control with, the Employer or any other referenced Person.

“Agreement”- this Employment Agreement, as amended from time to time.

“Benefits” – as described in Section 4.3.

“Board of Directors” – the board of directors of the Employer.

“Cause” – means the occurrence of any of the following events during the Employment Period: (a) conduct amounting to fraud or dishonesty against the Employer or any Affiliate of the Employer; (b) the Employer’s repeated unreasonable refusal to follow the reasonable directions of the Board of Directors of PECO, which refusal continues for thirty (30) days after written notice of same to the Employee by the Employer; (c) a material breach of this Agreement, which breach shall remain uncured by the Employee for a period of thirty (30) days following written notice of same to the Employee by the Employer; (d) repeated intoxication with alcohol or drugs while on the Employer’s business during regular business hours; (e) a conviction or plea of guilty or nolo contendere to a felony; or (f) the Employee’s failure to observe and comply with the requirements in Section 9 or 10 hereof.

“Change of Control” – As defined and addressed in Section 8.

“Compensation” – Salary and Benefits

“Confidential Information” – any and all:

(a) trade secrets concerning the business and affairs of the Employer or any Affiliate of the Employer, product or service specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing, marketing or distribution methods and processes, customer lists, prospective customer lists, current and anticipated customer

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requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries concepts, ideas designs methods and information), and any other information, however documented, that is a “trade secret” either under common law or as such term is defined by statute under the laws of any applicable jurisdiction.

b) information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and background of key personnel, personnel training and techniques and materials), however documented; and

c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or Affiliates of the Employer, containing or based, in whole or in part, on any information included in the foregoing.

“Death of Employee”- Employer will, upon commencement of this agreement, purchase a term life insurance policy for a term of not less than two (2) years upon the life of Employee in the amount of $1,000,000 which policy shall be payable $500,000 together with gross up of premiums to the designated beneficiaries of Employee and any balance to Employer, if Employee shall become deceased at any time during the term of this agreement or extensions or renewals thereof as defined in said policy.

“Disability” – as defined in Section 7.3

“Effective Date”-is July 28, 2005. All. references to commencement date herein is defined as the same as effective date.

“Employee Invention” – any idea, invention, technique, modification, process, or improvement (whether patent able or not), and any work of authorship (whether or not copyrights protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information; provided, however, that any item so created by the Employee that is based upon or uses Confidential Information that the Employee demonstrates was or became generally available to the public, other than as a result of a disclose by the Employee, will not be deemed to be an Employee Invention for any purposes.

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“Employer” – as defined on the first page of this Agreement and its successors and assigns.

“Employment Period” – the Term of the Employee’s employment under this Agreement, which is defined in Section 2.2.

“Good Reason” - means the occurrence of any of the following events during the Employment Period including renewals and/or extensions: (a) any material change with respect to the diminution and/or reassignment of : (i) title, appointment and authorities as an Executive Officer and/or of Board Position,; and/or (ii) duties, responsibilities and/or reporting relationship of the Employee; or (b) the assignment or relocation of the Employee to a location outside of a fifty (50) mile radius from the Employer’s headquarters or Employee’s residence; or (c) the relocation of Employer’s corporate headquarters to a location outside of a 50 (fifty) mile radius from Employer’s current headquarters in the State of Ohio; or (d) the failure by the Employer to pay the Salary as provided in Section 4.1 or the relocation benefits as provided in Section 4.7 or any amounts otherwise vested and due hereunder or under any plan or policy of the Employer or; or (e) failure to obtain the shareholder approval for the Board of Director position as contemplated by Section 3; or (f) failure to appoint Employee as a Board of Director or failure of Employee to remain a Board of Director at any time during the term of this Agreement (g) change of control as defined in Section 8...

“Non-competition Agreement” – the agreements and covenants of the Employee found in Section 10.2

“Non-competition Period” – during the term and for a period of time equal to one year following the Employee’s termination date of employment from Employer (irrespective of the reason for such termination)

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trusts, association, organization, or governmental body.

“Proprietary Items” – as defined in Section 9.2(a)(iv).

“Salary” – as defined in Section 4.1.

“Stock Options” – as defined in Section 4.4

2.	Employment Term and Duties

2.1 Employment. The Employer hereby employs the Employee, effective as of the date hereof, and the Employee accepts employment by the Employer, effective as of the date hereof, upon the terms and conditions set forth in this Agreement.

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2.2 Term Subject to the provisions of Section 7, the term of the Employee’s employment under this Agreement shall become effective on the date hereof and continue for two (2) years (the “Term”). This Agreement will renew automatically on the second year anniversary of the effective date of this Agreement subject to any negotiated changes and/or adjustments by the Employee and Employer 90 days prior to the termination of each two-year term unless either party gives 90 days written notice prior to the termination of each two-year term.

2.3 Duties The Employee will be employed as the Chief Executive Officer and President of PECO including such time that Employee is elected as Chairman of the Board in accordance with Section 3. Employee will perform its duties and responsibilities as described in Exhibit A and as otherwise reasonably requested in good faith by the Board of Directors of PECO consistent with such position. The Employee will (a) devote the Employee’s entire business time, energy and skill (vacations and reasonable absences due to illness excepted) to fulfill the duties of his position; (b) use his best efforts to promote the success of the business of the Employer, and (c) cooperate fully with the reasonable requests of the Board of Directors of PECO in the advancement of the best interests of the Employer and its Affiliates. During the Employment Period, the Employee shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with the Employee’s obligations under this Agreement. However, Employee will be allowed to participate as a Board of Director of any outside business or enterprise (whether engaged in for profit or not) provided Employee obtains the approval of the Board of Directors of PECO.

3.	Board Position. Upon the effective date of this Agreement, Employee shall immediately be appointed a Board of Director of PECO for a two year term and shall be compensated on the basis of the customary policies and practices of the Employer. Notwithstanding, it is the mutual understanding of Employer and Employee that Employee shall be given every consideration to be appointed as Chairman of the Board of Directors of PECO II, Inc. In addition, the Board of Directors shall review as part of the agenda of the next Board of Director meeting not later than six (6) months after date of execution of this Agreement, the Employee’s appointment as Chairman of the Board of Directors. The parties are in agreement that a mutually effective date of appointment shall be as determined by the Board of Directors and at such time as Employee is appointed as the Chairman of the Board of Directors, he shall also retain his position as Chief Executive Officer and President. Employee’s compensation as Chairman of the Board and as a Director of the Board of Directors shall be on the basis of the customary policies and practices of the Employer and Employer’s by-laws for Chairman and Board of Director compensation.

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4.	Compensation

4.1. Salary The Employer shall pay to the Employee an annualized Salary at a rate of $250,000 per calendar year, subject to the provisions of Section 6 (the “Salary”), which Salary shall be payable in equal bi-weekly installments in accordance with the Employer’s customary payroll practices.

4.2 Annual Bonus Plan Employee shall be eligible for an annual cash bonus (“bonus”) of up to a maximum of $250,000 per annum for each year of the term of this Agreement including renewals and/or extensions. This bonus shall be payable by Employer within thirty (30) calendar days of each of the anniversary dates of this Agreement provided that during each year of Employee’s employment, PECO achieves specific revenue and income objectives as mutually agreed with the Board of Directors from time to time.

The Employee shall have the option to (a) receive his bonus award in cash subject to customary federal and state normal withholding and tax requirements or (b) exercise his right to purchase stock in an equal dollar amount of his bonus award at the market closing price on the date the bonus award is paid or (c) receive 50% (fifty percent) of his bonus award in cash and the remaining 50% of his bonus award in stock by exercising his right to purchase stock at the market closing price on the date the bonus award is paid or (d) defer payment of his bonus award which shall earn and accrue interest at the 10-year treasury bond coupon rate.

4.3 Benefits The Employee will, during the Employment Period, be entitled to participate in such deferred compensation, profit sharing, bonus, life insurance, hospitalization and medical plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Employer in effect from time to time (collectively, the “Plans”) vacation and holidays (as further provided in Section 6 below), and any other plan which may be made available by the Employer to its employees from time to time in the future, if, and to the extent that, the Employee is eligible under the terms of such Plans. All of the plans, agreements, and undertakings of the Employer set forth above shall be called, collectively, the “Benefits.” Any Benefits hereunder shall be subject to local, state, or federal tax reporting requirements as may be in effect at any time during the Employment Period.

4.4 Stock Options On the effective date of this Agreement, PECO shall grant Employee an Award Agreement (For Non-Qualified Stock Options) (the Award Agreement”) granting to the Employee the right to purchase 500,000 voting common shares of PECO (the “Stock Options”) on the terms and conditions

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provided in the PECO II, INC. 2000 Performance Plan, Amendment 1 (approved 4/29/04). Strike Price shall be as of close of business on the effective date of this Agreement. 150,000 shares of this stock option shall vest upon execution of this Agreement, 200,000 shares of this stock option shall vest at the first annual anniversary of execution of this Agreement and 150,000 shares of this stock option shall vest upon the second anniversary of the execution of this Agreement, all options shall remain exercisable for five (5) years from the date of vesting except at termination of employment.

4.5 Restricted Stock Employee shall be granted a restricted stock grant of 100,000 fully vested shares under the terms and conditions of the PECO II, Inc. 2000 Performance Plan, Amendment One (approved 4/29/04). This stock will be issued to Employee upon the occurrence of a triggering event.

A second grant of 100,000 fully vested shares of restricted stock shall be granted to Employee as an incentive grant, this stock will be issued to Employee upon the occurrence of a triggering event..

During the term of this Agreement, Employee’s beneficial ownership of stock acquired and accumulated from grants of stock options and/or restricted stock must reach a threshold of not less than 300,000 shares before Employee can sell any shares beneficially owned by Employee without the knowledge and written consent of the Board of Directors of Employer or as required by law except that Employee may sell at any time, as deemed necessary, any acquired and accumulated stock to pay for any tax liabilities incurred by Employee as a result of grants, issuance or exercise of stock options and/or restricted stock as the case may be. Otherwise Employee shall at all times during this Agreement retain a beneficial ownership of not less than 300,000 shares.

4.6 Performance Review. The Employee shall be given performance reviews during the term of this Agreement [including any renewals and/or extensions] not less or greater than annually by the Board of Directors. At such time, the Board of Directors will make a determination to grant Employee additional cash, stock options, restricted stock, stock equivalent units, stock appreciation rights and/or other stock and performance based incentives on the basis that the Employee has achieved or exceeded the financial objectives and has completed the non-financial objectives. The strike price for any stock based performance award granted to Employee under this Section shall be the market price as of the close of business on date of grant.

4.7 Relocation Benefits PECO’s Relocation Package is being offered as part of this Agreement provided relocation is made to Ohio within six (6) months of the effective date of this Agreement. Employer’s obligations of Employee’s relocation benefits shall include all benefits of PECO’s Relocation Policy, a copy of which is attached hereto. For purposes of this Section only, Employee is collectively defined as Employee and/or Employee’s family.

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4.7 Automobile: Employee shall be granted a $750.00 per month car allowance during the term of this agreement or any extensions thereof, and Employee shall be furnished such tax forms relative to the value and Employee shall be responsible to make such adjustments on his personal income tax return based on business use.

5.	Facilities and Expenses

The Employer will furnish the Employee with office space, equipment, supplies, computer and facsimile equipment, telephone and such other facilities, support staff and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement. The Employer will reimburse the Employee for reasonable business expenses incurred by him on behalf of the Employer in the performance of his duties; provided, that Employee furnishes to Employer documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Employer may reasonably request. The Employee must file authorization requests, to the extent required by the Employer’s employment policies and, in all instances, expense reports with respect to such expenses in accordance with the Employer’s policies.

6.	Vacations and Holidays

The Employee will be entitled to four (4) weeks paid vacation each calendar year during the Employment Period. Such vacation will be taken in accordance with the vacation policies of the Employer in effect from time to time. The Employee must take vacation at such time or times as mutually agreed by the Employee and the Employer. The Employee will also be entitled to the paid holidays as set forth in the Employer’s policies. Vacation days and holidays during any calendar year that are not used by the Employee during such calendar year may not be used in subsequent calendar year, nor will the Employee be paid for unused vacation or holidays.

7.     Termination

7.1	Events of Temination

(a) Death: Disability In the event of the Employee’s death or disability, his employment with the Employer shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined.. Upon the Employee’s death or disability, compensation including Salary and all company benefits will continue for a period of 90 (ninety) days and the Employee’s stock options will immediately vest 100% and. may be exercised

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at any time within ninety (90) days from date of termination of employment. All other rights, duties and obligations of the parties hereunder shall thereupon cease, except for the Employee’s obligations under Section 9 and Section 10 hereof (in the case of a termination due to disability), and the Employer’s obligations under Section 4.6 and Section 7.2(a) and 7.2(b) hereof, as the case may be.

(b) By the Employer for Cause The Employee’s employment with the Employer may be terminated for Cause as defined in Section 1 and if determined by the Board of Directors. Upon written notice of Employee’s termination from the Employer to the Employee, all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Employer of all Compensation), except for the Employee’s obligations under Section 9 and Section 10 hereof.

(c) By the Employer Without Cause The Employer may terminate the Employee’s employment without Cause at any time upon not less than (90) days advance written notice. Upon expiration of such notice period all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 9 and Section 10 hereof and the Employer’s obligations under Section 7.2(c). The Employer may accelerate the effective date of such termination if, in lieu of such notice, and in addition to the payments required by Section 7.2(c) below, Employer continues to pay cash compensation to Employee for a period equivalent to that payment required in change of control defined in Section 8. In addition thereto, any and all options granted to and not yet awarded to in Employee shall immediately vest 100% (one hundred percent) and may be exercised at any time within ninety (90) days from date of termination of employment.

(d) Voluntary Termination without Good Reason By Employee. The Employee may terminate his employment with the Employer without Good Reason upon not less than ninety (90) days advance written notice to the Employer; provided, however, that after the receipt of such notice, the Employer may, in its discretion accelerate the effective date of such termination at any time by written notice to the Employee. Upon the effective date of any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 9 and Section 10 hereof and the Employer’s obligation for payment of compensation to Employee shall be as set forth in Section 7.2(d)..

(e)

Termination with Good Reason by the Employee. The Employee may terminate his employment with the Employer with Good Reason as defined in Section 1 and/or as defined as any reason specifically set forth in the change of control section herein (Section 8 of this

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Agreement). Upon the effective date of any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease except for the Employee’s obligations under Sections 9 and 10 hereof and the Employer’s obligations under Section 8 (change of control).

7.2 Termination Pay. Effective upon the termination of the Employment Period, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary) only such compensation as is provided in 7.1 or this Section 7 for each of the specifically described methods or events of termination or as otherwise required by law. For purposes of this Section 7.2, the Employee’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate.

(a)	Termination by Death. If the Employment Period is terminated because of the Employee’s death, Employer shall pay to Employee or his designated beneficiaries or Estate, all earned and unpaid compensation including Salary, bonuses, all company benefits and will continue to pay additional compensation to the Employee’s designated beneficiaries or Estate for a period of 90 (ninety) days from the Employee’s date of death. In the event of death of Employee during the first two (2) year term of this Agreement, Employer shall also provide and pay all relocation benefits and costs to Employee’s family for relocation from Employee’s last assignment location to any new location within the Continental United States. All stock options and restricted stock granted to Employee if not vested will immediately vest 100% and. may be exercised at any time within ninety (90) days from date of termination of employment. After this 90 (ninety) day period, the Employer shall tender 50% of the amount of life insurance benefits as defined in Section 1 to Employee’s designated beneficiaries or Estate, which benefits shall be in lieu of any other rights or benefits including undeclared bonus plan payments which accrue in cash or options or restricted stock after date of Employee’s death.

(b)	Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee’s disability, as determined under Section 7.3, the Employer will, in accordance with normal payroll practice, continue to pay the Employee his salary and pay for company benefits for a period of ninety (90) days following the effective date of the termination of this Agreement. In addition thereto, Employee shall be granted and paid any other benefits owed to Employee or as required by law and Employee shall receive beneficial ownership of all vested stock options and vested restricted stock. Stock options shall be exercised at any time within ninety (90) days from the date of termination of employment as defined in Section 7.1.

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(c)	Termination by the Employer Without Cause. If the Employer terminates the Employee’s employment without Cause, that is, for purpose other than change of control as defined herein, in addition to any other benefits owed to Employee and/or as otherwise required by law, the Employer will continue to pay the Employee cash compensation as defined in Section 8 in accordance with normal payroll practice for a period of twelve (12) months. In addition, Employee shall be entitled to that portion of any accrued cash bonuses for each of the remaining years of the term of this employment Agreement at the time of termination and Employer shall pay such cash bonuses to Employee in a lump sum within the three (3) month period after date of termination. Any and all stock options, restricted stock or stock plans then awarded to the Employee shall immediately vest 100% (one hundred percent) and Employee shall have a period of ninety (90) days from date of termination to exercise said options. If at any time during the twelve (12) month period Employee accepts a position of full-time employment with another employer, then Employer’s obligation to make any further payments of wages, salaries, bonuses shall immediately terminate except in the case of Employee’s acceptance of any consulting agreement with a third party during this same twelve month period.

(d)	Termination by the Employee without Good Reason. If the Employee terminates his employment other than with Good Reason as defined in Section 1 and Section 8, the Employer shall continue to pay to the Employee his Salary and any other benefits owed to the Employee or as otherwise required by law for a period of time of ninety (90) days or the Employee may be paid this same compensation in a lump-sum payment upon Employee’s written notice of his intention to terminate his employment. Any and all vested stock options, issued restricted stock or stock plans which have been awarded to Employee and vested, shall be granted to Employee and Employee may exercise any of said options within ninety (90) days of date of termination.

(e)	Termination by Employee with Good Reason. Termination of employment by Employee with good reason shall be considered to be only those reasons as are defined in Section 1 and Section 8 under change of control. Employer will continue to compensate Employee for all Salary, bonus, company benefits, and any other benefits owed to Employee including stock options and restricted stock for a period equivalent to payments required in change of control as defined in Sections 8.3 and 8.4. Any and all stock options, restricted stock or stock plans then awarded to the Employee shall immediately vest 100% (one hundred percent) and Employee shall have a period of ninety (90) days from date of termination to exercise said options.

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7.3	Definition of Disability. For purposes of this Agreement, the Employee will be deemed to have a “disability” if (a) the Employee is unable to perform the essential duties of the Employee’s employment due to physical or emotional incapacity or illness, where such inability is reasonably expected to be of long-continued and indefinite duration (i.e., for at least nine (9) months); or (b) the Employee is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by the Employer. In the event of a dispute, the determination of Employee’s disability shall be the reasonable decision of the Board of Directors and shall be supported by the medical opinion of a physician (mutually agreed and approved by both the Employee and Employer) with the expertise and competency to render such an opinion. The Employee shall cooperate with all reasonable requests by such physician.

8.     Change of Control –

8.1	At any time during the term of this agreement or any renewal or extension thereof that a change of control shall occur as herein defined, Employee shall on the date of such event or at any time within a six (6) month period from the date of such event exercise his right to resign for “good reason” as defined in Section 1 and Section 8.2.

8.2	“Good reason” is defined: (i) as a resignation by the Employee at Employee’s discretion; or (ii) as a resignation by the Employee without the Employer’s written consent or (iii) as defined in Section 1.

8.3	In the event of a change of control and the Employee exercises his right to resign for “good reason”, then the Employee shall be entitled to (i) the payment of an amount equal to two (2) years of total cash compensation defined in Section 8.4; (ii) relocation benefits as defined in Section 4.6.

8.4	Cash compensation for this purpose is defined as Employee’s annual Salary compensation at the time of change of control for each of the remaining years of the Agreement including any renewals and/or extensions and an amount equal to the annual cash bonus(es) under the then effective bonus plan and payable in accordance with Section 4.2 for each of the remaining years of the Agreement before the event constituting change of control.

8.5	In the event of a change of control and the Employee exercises his right to resign for “good reason”, then any and all stock options, restricted stock or stock plans then awarded to the Employee shall immediately vest 100% (one hundred percent) and Employee shall have a period of twelve (12) months from his date of termination to exercise said options.

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8.6	For purposes of this agreement “change of control” shall mean the occurrence of any of the following events:

(i)	any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” on the date hereof) including any “group” (as that term is used in Section 13 (d)(3) of the Exchange Act on the date hereof) shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the company which results in such person or group possessing more than 20% (twenty percent) of the combined voting power of the Company’s then outstanding securities.

(ii)	the stockholders of the Company shall approve a definitive agreement to merge or other business combination of the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or its patents, or adopt a plan of liquidation;

(iii)	as the result of, or in connection with, any tender or exchange offer, merger or any other business combination, or contested election or exercise of stock options and/or warrants, or any combination or contested election, or a combination of the foregoing transactions (a “Transaction”), the shareholders of the voting shares of the Company outstanding immediately before the Transaction own 55% or less (fifty-five percent) of the combined voting power in the then outstanding securities of the Company after the Transaction; or the Company becomes a subsidiary of an international parent company whose domicile, headquarters and operations are located outside of the the United States.

(iv)	at any time during a period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who are in office at the time of the election or nomination and were either Directors at the beginning of the period or are Continuing Directors.

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9.	Non-Disclosure Covenant: Employee Inventions

9.1	Acknowledgements by the Employee The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) since the Employee possesses substantial expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention. (d) the Compensation and the Stock Options provided to Employee hereunder, constitute good and sufficient consideration for the Employee’s agreements and covenants in this Section 8; and (e) the provisions of this Section 8 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

9.2	Agreements of the Employee In consideration of the Compensation and the Stock Options to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a)	Confidentiality

(i)	During and at all times following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)	Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii)	None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee

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demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee or any other Person in violation of an agreement with the Employer.

(iv)	The Employee will not remove from the Employer’s (or any Affiliate’s) premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either part, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all of the Employee’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

(i)	disclose to the Employer in writing any Employee Invention;

(ii)	assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)	execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States or any foreign jurisdictions;

(iv)	sign all other papers necessary to carry out the above obligations; and

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(v)	give testimony and render any other assistance at Employer’s expense, in support of the Employer’s rights to any Employee Invention.

9.3	Disputes or Controversies The Employee recognizes that should a dispute or controversy arising from or relating to this agreement would be made public in any way, that the Employer would suffer irreparable damages based upon the failure to preserve the secrecy of confidential information.

The parties mutually agree that any disagreements relative to this agreement or terms thereof shall be submitted to arbitration under the rules of arbitration of the Ohio Revised Code (ORC 2711.01 et seq.) with each party appointing an arbitrator of their choice and each of the arbitrators appointing a third arbitrator for a panel which will make a binding decision relative to such disputes.

All of the parties involved herein shall agree in advance and in writing to receive and maintain all such information and secrecy except as may be limited by written agreement among them or as required by law.

10.	Non-Competition and Non-Interference.

10.1	Acknowledgments By the Employee. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique and unusual character; (b) the Compensation and the Stock Options provided to the Employee hereunder, constitute good and sufficient consideration for the Employee’s agreements and covenants in this Section 9; and (c) the provisions of this Section 9 are reasonable and necessary to protect the Employer’s business.

10.2	Covenants of the Employee. In consideration of the acknowledgments by the Employee, and in consideration of the Compensation and the Stock Options to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

(a)during the Non-competition Period as defined in Section 1, (i) solicit business from, or compete with the Employer or any of its Affiliates for the business of, any customer of the Employer or any of its Affiliates in the same or similar business as the business conducted by the Employer or any of its Affiliates; (ii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the

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Employer or any of its Affiliates in any geographical area in which the Employer or any of its Affiliates conducted or conducts its business; provided that any such business is in or is any way related to the communications business (a “Competitive Business”); or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

(b) whether for the Employee’s own account or the account of any other person (i) solicit or induce, directly or indirectly, whether or not for consideration, any employee or agent of the Employer to terminate his or her relationship with the Employer; or (ii) induce or attempt to induce any supplier or contractor of the Employer to terminate or adversely change its relationship with the Employer or otherwise interfere with any relationship between the Employer and any of its suppliers or contractors.

10.3	Enforceability: Notice. If any covenant in Section 9.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The period of time applicable to any covenant in Section 8.2 will be extended by the duration of any violation by the Employee of such covenant. The Employee will, while the covenant under Section 8.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee’s employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

11	General Provisions

11.1

Injunctive Relief and Additional Remedy. The employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 9 and Section 10) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in

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addition to any other rights it may have, at Employer’s cost, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

11.2	Covenants of Sections 9 and 10 are Essential and Independent. The covenants by the Employee in Section 9 and Section 10 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement, offered employment to the Employee or offered the Employee the Salary and Benefits and other consideration provided hereunder. The Employee’s covenants in Section 9 and Section 10 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against any Affiliate of the Employer, will not excuse the Employee’s breach of any covenant in Section 9 or Section 10. If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 9 or Section 10.

11.3	Representations and Warranties by the Employee The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement does not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

11.4	Waiver The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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11.5	Binding Effect: Delegation of Employee’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which Employer may assign this Agreement or any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned.

11.6	Notices All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Employer:	PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833
Attention: Chairman of the Board

If to Employee:	John G. Heindel
3 Emerald Valley Way
Basking Ridge, New Jersey 07920

11.7 Entire Agreement Amendments This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior employment arrangements (as the same may have been amended from time to time) and other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to the Prior Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

11.8 Governing Law This Agreement shall be governed by and construed under Ohio law, without regard to conflict of laws principles.

11.9 Section Headings: Constructions The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise

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specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances required. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.10 Severability If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Counterparts This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12 PECO Guarantee. PECO hereby guarantees to the Employee the complete payment and performance of the obligations of the Employer under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the effective date first written above.

PECO II GLOBAL SERVICES, INC.

By:	/s/ James L. Green

Its:	President	July 28, 2005
(“Employer”)
/s/ John G. Heindel		July 28, 2005
John G. Heindel		(“Employee”)

PECO II, INC.

By:	/s/ James L. Green

Its:	President	July 28, 2005
(“PECO”)

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